PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR FIRST TRUST HIGH INCOME LONG/SHORT FUND

WHEATON, IL -- (BUSINESS WIRE) -- October 7, 2016 -- First Trust Advisors L.P. ("FTA") announced today that First Trust High Income Long/Short Fund (NYSE: FSD) (the "Fund") intends to host a conference call with MacKay Shields LLC ("MacKay"), the Fund's investment sub-advisor, on FRIDAY, OCTOBER 21, 2016, AT 12:00 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the market and the Fund.

-- Dial-in Number: Domestic (888) 576-4390; International (719) 325-2120; and Passcode # 583672. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: Domestic (888) 203-1112; International (719) 457-0820; and Passcode # 8852194. The replay will be available two hours after the end of the call until 11:59 P.M. Eastern Time on Monday, November 21, 2016.

The Fund is a diversified, closed-end management investment company that seeks to provide current income. The Fund has a secondary objective of capital appreciation. The Fund seeks to achieve its investment objectives by investing, under normal market conditions, a majority of its assets in a diversified portfolio of U.S. and foreign (including emerging markets) high yield corporate fixed-income securities of varying maturities that are rated below-investment grade at the time of purchase.

First Trust Advisors L.P., the Funds' investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $98 billion as of September 30, 2016 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

MacKay is an indirect wholly-owned subsidiary of New York Life Insurance Company and a wholly-owned subsidiary of New York Life Investment Management Holdings LLC. MacKay is a multi-product, fixed income investment management firm with approximately $97.1 billion in assets under management as of September 30, 2016. MacKay manages fixed income strategies for high-net worth individuals, institutional clients and mutual funds, including unconstrained bond, global high yield, high yield, high yield active core, municipal high yield, short duration high yield, low volatility high yield, municipal short term, core investment grade, municipal investment grade, core plus, core plus opportunities, convertibles, emerging markets credit, and bank loans.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FSD, by Wednesday, October 19, 2016, 12:00 P.M. Eastern Time.

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

The Fund is subject to risks. It is designed for long-term investing and not as a vehicle for trading. Shares of closed-end investment companies frequently trade at a discount from their net asset value ("NAV"). The Fund cannot predict whether or when its common shares will trade at, below or above NAV or at, below or above the initial public offering price.

Below investment-grade securities are commonly referred to as high-yield securities or "junk" bonds and are considered speculative with respect to the issuer's capacity to pay interest and repay principal and are susceptible to default or decline in market value due to adverse economic and business developments. The market values for high-yield securities tend to be very volatile, and these securities are generally less liquid than investment-grade securities.

The debt securities in which the fund invests are subject to certain risks, including issuer risk, reinvestment risk, prepayment risk, credit risk, and interest rate risk. Issuer risk is the risk that the value of fixed-income securities may decline for a number of reasons which directly relate to the issuer. Reinvestment risk is the risk that income from the fund's portfolio will decline if the fund invests the proceeds from matured, traded or called bonds at market interest rates that are below the fund portfolio's current earnings rate. Prepayment risk is the risk that, upon a prepayment, the actual outstanding debt on which the fund derives interest income will be reduced. Credit risk is the risk that an issuer of a security will be unable or unwilling to make dividend, interest and/or principal payments when due and that the value of a security may decline as a result. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates. In times of unusual or adverse market, economic, regulatory or political conditions, the fund may not be able, fully or partially, to implement its short selling strategy. Short selling creates special risks which could result in increased volatility of returns and may result in greater gains or greater losses. The fund invests in securities of non-U.S. issuers which are subject to higher volatility than securities of U.S. issuers. Because the fund invests in non-U.S. securities, you may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

The risks of investing in the fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.